EXHIBIT 23.14

[LETTERHEAD OF WARDELL ARMSTRONG INTERNATIONAL LTD.]

CONSENT OF WARDELL ARMSTRONG INTERNATIONAL LTD.

I refer to the Annual Report on Form 40-F of Lundin Mining Corporation dated April 2, 2007 (including all exhibits, the "Annual Report").

We hereby consent to the use of our report and the appearance of my name in the Annual Report.

Yours very truly,

WARDELL ARMSTRONG INTERNATIONAL LTD.

/s/  Phillip Newall

Per:

Phillip Newall

PhD., C. Eng, Managing Director

Dated:  March 30, 2007